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                                                                    EXHIBIT 4.15


                         [DevX ENERGY, INC. LETTERHEAD]


October 4, 2000

Mr. Carney Hawks
MacKay Shields LLC with respect to $48,270,000 on behalf of the MacKay Signatory Funds; and with respect to $14,395,000 as Investment Advisor on behalf of the Other MacKay Funds.

Ms. Cindee Burkitt
AIM High Yield Fund,
AIM Capital Strategic Income Fund,
AIM Global Income Fund,
AIM VI Diversified Income Fund

Ms. Katelin E. Kutasi
Alliance Capital Management Corporation

Mesdames/Messieurs:

This will confirm our agreement to amend the terms of the Participation Agreement dated July 17, 2000 and the Offer dated September 1, 2000 to reduce the Minimum Tender Condition to $104,350,000 and to increase the Total Consideration to $700/$1,000 of principal amount inclusive of the $20/$1,000 Consent Payment to which you are already entitled. None of these changes will require us to reopen the consent so that none of the Notes which have tendered to the offer prior to the Consent Date will be able to withdraw as a result of these changes.

It is acknowledged that MacKay Shields LLC has the power to bind only the MacKay Signatory Funds who hold $48,270,000 of Notes. MacKay Shields LLC agrees by its signature that it will exercise its investment discretion to cause the Other MacKay Funds, as defined in the Participation Agreement, not to withdraw any of their $14,395,000 Notes from the tender as amended herein.

Please acknowledge your agreement by signing in the space provided below.

Yours truly,
DevX Energy, Inc.
(f.k.a. Queen Sand Resources, Inc.)
                                                 MacKay Shields LLC,

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Edward J. Munden                                 By:
President & CEO                                     ------------------------


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Alliance Capital Management                      AIM High Yield Fund
Corporation

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By:                                              By:

AIM Global Income Fund                           AIM VI Diversified Income Fund




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By:                                              By:


AIM Capital Strategic Income Fund

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By: